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POTASH CORPORATION OF SASKATCHEWAN INC.
COMPUTATION OF PER SHARE EARNINGS
FOR THE QUARTERS ENDED SEPTEMBER 30
(Figures and amounts expressed in thousands, except per share and per option amounts)

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                                                                YTD-1997    YTD-1996   Q3-1997     Q3-1996
                                                               ---------   ---------  ---------   ---------
A       Net Income as reported, Canadian GAAP                  $224,763    $162,848    $71,418    $46,772
B       Items adjusting net income                             $(12,468)   $ (5,753)   $(8,176)   $(1,435)
C       Net income, US GAAP (A+B)                              $212,295    $157,095    $63,242    $45,337

D       Weighted average number of shares outstanding            51,765      45,525     53,724     45,549

E       Options outstanding to purchase equivalent                1,587       1,271      1,587      1,271

F       Average exercise price per option                        $52.90      $43.55     $52.90     $43.55

G       Average market price per share                           $78.37      $68.57     $76.00     $69.87

H       Period end market price per share                        $78.50      $66.25     $78.50     $73.13

I       Rate of Return available on option proceeds                0.05        0.05       0.05       0.05

CANADIAN GAAP

        Based earnings per share (A/D)                            $4.34       $3.58      $1.33      $1.03

J       Fully diluted earnings per share
        Imputed earnings on option proceeds (E*F)                 4,197       2,768      4,197      2,768

        Fully diluted earnings per share ((A+J)/(D+L))            $4.29       $3.54      $1.37      $1.06

UNITED STATES GAAP

K       Basic earnings per share
        Net additional shares issuable (E-(E*F/G))                  516         464        482        479

        Basic earnings per share (C/(D+K))                        $4.06       $3.42      $1.17      $0.98

L       Fully diluted earnings per share
        Net additional shares issuable (E-(E*F/H))                  517         435        517        514

        Fully diluted earnings per share (C/(D+L))                $4.06       $3.42      $1.17      $0.98

D+K     Weighted average shares for US GAAP                      52,281      45,989     54,206     46,028
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